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                                                                    EXHIBIT 21

SUBSIDIARIES (WHOLLY-OWNED) OF THE COMPANY

     1. DynaMotive Corporation - incorporated in Rhode Island, USA - June 29,
        1990

     2. DynaMotive Electrochem Corporation - incorporated in the Province of British Columbia - April 27, 1993

     3. DynaMill Systems, Ltd. - incorporated in the Province of British Columbia - June 12, 1996

     4. DynaMotive Europe Limited - incorporated in the United Kingdom - August 30, 1996

     5. DynaMotive Puerto Rico, Inc. - incorporated in Puerto Rico - February 18, 1997

     6. DynaPower, Inc. - incorporated in the Province of British Columbia - May 9, 2000

     7. DynaMotive Canada, Inc. - incorporated in Canada - November 16, 2000